Exhibit 5.1

Postbus 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam	Amsterdam, 2 November 2011
T +31 20 717 10 00 F +31 20 717 11 11	AerCap Holdings N.V. Stationsplein 965 AerCap House 1117 CE Schiphol The Netherlands

Ladies and Gentlemen,

SEC Exhibit 5 opinion letter re Form F-3 Registration Statement

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-3 to be filed by you with the U.S. Securities and Exchange Commission on or about 2 November 2011 (as amended, the “Registration Statement”).

We have acted as legal counsel to AerCap Holdings N.V., a public company with limited liability (naamloze vennootschap), organized under the laws of the Netherlands (“AerCap”) in connection with the registration of up to 745,965 of AerCap’s ordinary shares in registered form with a nominal value of EUR 0.01, currently registered in the shareholders register of the Company in the name of Fern S.a.r.l. which may - after having being acquired from Fern S.a.r.l. - be sold from time to time by shareholders of the Company (the “Selling Stockholders”) named under the caption “Selling Shareholders” in the Registration Statement, all as described in the Registration Statement (the “Ordinary Shares”).

This opinion letter is addressed to you. It may be relied upon only in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

other information contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the following documents: (i) a photocopy of the deed of incorporation of AerCap, dated 10 July 2006; (ii) a photocopy of its current articles of association as lastly amended on 23 May 2011, (iii) the minutes of shareholders meetings of AerCap held on 10 November 2006, 11 May 2007, 9 May 2008, 19 May 2009, 27 May 2010 and 18 May 2011; (iv) resolutions of the board of AerCap passed on 18 October 2011; (the minutes and resolutions mentioned in (iii) and (iv) respectively are collectively referred to as the “Resolutions”) (v) a copy of the shareholders register of AerCap; (vi) a private deed of issue of ordinary shares in AerCap dated 10 November 2006; (vii) an online extract dated the date hereof from the Commercial Register relating to AerCap; and (viii) a certificate (the “Certificate”) dated today signed by the Chief Executive Officer and the Chief Financial Officer of AerCap that (X) AerCap has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets and (Y) the Resolutions are in full force and effect, correctly reflect the resolutions stated in them and the factual statements made in the Resolutions are complete and correct.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Dutch courts and the opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Dutch law. We do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Dutch or European competition law or tax laws. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Dutch law and our general conditions and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same and the statements contained in the Certificate are true and correct on the date of this opinion letter.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter, we are of the opinion that:

1.            AerCap has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law.

2.            The Ordinary Shares have been validly issued, fully paid and are non-assessable.

The opinions expressed above are subject to the following qualifications:

A.           The term “non-assessable” as used herein means that the holder of a share will not by reason of being merely such a holder, be subject to assessment or calls by AerCap or its creditors for further payment on such share.

B.            Registration in, or deregistration from a shareholders register is not a constitutive requirement under the laws of the Netherlands for (a) the authorisation, creation, issue, transfer, cancellation or redemption of shares in the capital of a company or (b) the creation of any lien, claim or other encumbrance, including without limitation a right of pledge or a right of usufruct with respect to shares; consequently, there is no way of verifying conclusively whether the information contained in a shareholders register is accurate.

We consent to the filing of this opinion as an Exhibit to the Registration Statement hereby and further consent to the reference to our firm in the Registration Statement.

Yours faithfully,

NautaDutilh N.V.